SUB-ITEM 77H:
  Changes in control of
 registrant


Federated U. S.
Government Bond Fund
(Registrant)




As of August 31, 2010,
Planmember Services Corp.
has attained control of
the Registrant by
acquiring 49.40% of
the voting securities
of the Registrant.






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